                                                                Exhibit 99(b)(2)

                    J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

                                  AMENDMENT TO
                                     BY-LAWS
                                       OF
                          MUTUAL FUND INVESTMENT TRUST
                                   ("BY-LAWS")

     Pursuant to Article X of the By-Laws, the Trustees of J.P. Morgan Mutual Fund Investment Trust, by unanimous vote at a meeting held on July 14, 2004, amended the By-Laws as follows (revised language is marked):

   1.   Article III, Section 1 is amended to read:

          "Section 1. Meetings; Quorum; Required Vote; Adjournment. Meetings of Shareholders may be called at any time by a majority of the Trustees and shall be called by any Trustee upon written request, which shall specify the purpose or purpose for which such meeting is to be called, of Shareholders holding in the aggregate not less than 10% of the outstanding shares entitled to vote on the matters specified in such written request. Any such meeting shall be held within or without the Commonwealth of Massachusetts on such day and at such time as the Trustees shall designate. The holders of a majority of Outstanding Shares entitled to vote present in person or by proxy shall constitute a quorum at any meeting of shareholders, except that where any provision of law, the Declaration or these By-Laws permits or requires that holders of any series shall vote as a series, then a majority of the aggregate number of Shares of that series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that series.

          "Except when a larger vote is required by any provision of the Declaration of Trust or these By-Laws or by applicable law, when a quorum is present at any meeting, a majority of the Shares voted shall decide any questions, including the election of Trustees, provided that where any provision of law or of these By-Laws require that the holders of any series shall vote as a series (or that holders of a class shall vote as a class), then a majority of the Shares of that series (or class) voted on the matter, including the election of Trustees, shall decide that matter insofar as that series (or class) is concerned.

          "In the absence of a quorum, a majority of outstanding Shares entitled to vote present in person or by proxy may adjourn the meeting from time to time until a quorum shall be present. Notwithstanding the above, broker non-votes will be executed from the denominator of the calculation of the number of votes required to approve any proposal to adjourn a meeting. Notice of adjournment of a Shareholders' meeting to another time or place need not be given, if such time and place are announced at the meeting at which adjournment is taken and the adjourned meeting is held within a reasonable time after the date set for the original meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

   2.   Article III, Section 2 is amended to read:

          "Section 2. Notice of Meetings. Notice of all meetings of Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Shareholder entitled to vote at such meeting at his or her address as recorded on the register of the Trust, mailed at least 10 days and not more than 90 days before the meeting. Only the business stated in the notice of the meeting shall be considered at such meeting. Any adjourned meeting may be held as adjourned without further notice. No notice need be given to any shareholder who shall have failed to inform the Trust of his or her current address or if a written waiver of notice, executed before or after the meeting by the Shareholder or his attorney thereunto authorized, is filed with the records of the meeting."

   3.   Article III, Section 7 is added to read:

          "Section 7. Conduct of Meetings of Shareholders. The meetings of Shareholders shall be presided over by the President, or if he or she is not present, by the Chairman, or if he or she is not present, by any Vice President, unless there is any Executive Vice President, or if non of them is present, then any officer of the Trust appointed by the President to act on his or her behalf shall preside over such meetings. The Secretary, if present, shall act as a Secretary of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Secretary, if any, shall so act. If neither the Secretary nor the Assistant Secretary is present or, if present, the Secretary is otherwise presiding over the meeting in another capacity, then any such person appointed by the Secretary to act on his or her behalf shall act as Secretary of such meetings."